UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2017

GOLDEN GROWERS COOPERATIVE

(Exact name of Registrant as Specified in its Charter)

Minnesota	000-53957	27-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 Main Ave W, Suite 5

West Fargo, ND 58078

(Address of principal executive offices)

(701) 281-0468

(Registrant’s telephone number, including area code):

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On February 16, 2017, Golden Growers Cooperative (the “Cooperative”) announced and paid to its members a distribution of $0.143 per bushel of corn delivered to the ProGold Limited Liability Company (“ProGold”) corn wet-milling facility in 2016. Subject to certain limitations, all members who delivered or provided for the delivery of corn for processing in 2016 were entitled to receive a distribution.

The Board of Directors (the “Board”) of the Cooperative allocated income for the 2016 tax year on Friday, February 3, 2017 and approved the distribution. Traditionally, the Board has issued distributions near $0.20/bushel.  This year, however, the Board issued a distribution equal to 30% of allocated income, the minimum amount required to be distributed according to the Cooperative’s Bylaws.

The Board decided to limit the February distribution because the ProGold Board of Governors voted in January 2017 to suspend automatic distributions to its partners until such time as a final decision has been made for the use of its corn wet-milling facility starting on January 1, 2018. ProGold currently leases its corn wet milling facility to Cargill Incorporated who uses the facility to process corn into high fructose corn syrup. A new lease has not yet been finalized, and the ProGold Board of Governors believed it would be prudent to conserve cash if it became necessary to implement alternative plans. The Cooperative has a 49% ownership interest in ProGold, which is the Cooperative’s primary asset.  In addition to giving the Cooperative the right to receive distributions from ProGold, the ownership interest also provides the Cooperative’s members with additional value for the delivery of their corn for processing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GROWERS COOPERATIVE

	By	/s/ Scott Stofferahn
Date: February 16, 2017		Scott Stofferahn
Executive Vice President and Chief Executive Officer

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